Exhibit 99.(b)(4)(b)

GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

National Life Insurance Company • [Montpelier, VT]

 [www.NationalLifeGroup.com] • [Customer Relations 800-732-8939]

This Rider is part of the Contract to which it is attached and is subject to all terms, conditions, and provisions contained in the Contract.  The provisions of this Rider begin on the Contract’s Issue Date and apply in lieu of any Contract provision to the contrary. This Rider has no cash value or loan value. All terms not defined in this Rider refer to the terms as used in the Contract or other rider(s) attached to the Contract.  In all other respects, the Contract’s provisions remain unchanged.

This Rider provides You the right to elect withdrawals from the Contract to which the Rider is attached but with the guarantee that those payments will continue for the life of the Annuitant, even after the Accumulation Value allocated to the Target Volatility Account has been depleted.  There are periodic charges for this Rider.  While this Rider is in effect, You may not take any loans (as may be permitted by the Contract) from:

•                  the Accumulation Value allocated to the Target Volatility Account; or

•                  the Accumulation Value allocated to accounts other than the Target Volatility Account if such loan would result in an outstanding loan balance that exceeds 50% of the Accumulation Value allocated to accounts other than the Target Volatility Account.

Base Contract Number:	[123456X]
Minimum Rider Allocation Percentage:	[50%]
Minimum Activation Age:	[50]
Automatic Activation Age:	[55]
Maximum Rider Allocation Period:	[2 Years]
Maximum Rider Allocation Age:	[60]
Minimum Rollup Rate:	[3.0%] per annum
Maximum Rollup Period:	[15 Years]
Election Waiting Period:	[1 Year]
Minimum Election Age:	[55]
Minimum Freedom Age:	[80]
Minimum Freedom Period:	[20 Years]
Maximum Rider Charge Rate:	[2.00%] per annum
Cancellation Period:	[6 Years]

20228(0214)

1

Minimum Guaranteed Withdrawal Percentages
Attained Age	Single Life	Joint Life
[55]	[2.75]	[2.00]
[56]	[2.75]	[2.00]
[57]	[2.75]	[2.00]
[58]	[2.75]	[2.00]
[59]	[2.75]	[2.00]
[60]	[3.00]	[2.25]
[61]	[3.00]	[2.25]
[62]	[3.00]	[2.25]
[63]	[3.00]	[2.25]
[64]	[3.00]	[2.25]
[65]	[3.75]	[3.00]
[66]	[3.75]	[3.00]
[67]	[3.75]	[3.00]
[68]	[3.75]	[3.00]
[69]	[3.75]	[3.00]
[70]	[4.25]	[3.50]
[71]	[4.25]	[3.50]
[72]	[4.25]	[3.50]
[73]	[4.25]	[3.50]
[74]	[4.25]	[3.50]
[75]	[4.25]	[3.50]
[76]	[4.25]	[3.50]
[77]	[4.25]	[3.50]
[78]	[4.25]	[3.50]
[79]	[4.25]	[3.50]
[80]	[5.00]	[4.25]
[81]	[5.00]	[4.25]
[82]	[5.00]	[4.25]
[83]	[5.00]	[4.25]
[84]	[5.00]	[4.25]
[85]	[5.00]	[4.25]
[86]	[5.00]	[4.25]
[87]	[5.00]	[4.25]
[88]	[5.00]	[4.25]
[89]	[5.00]	[4.25]
[90+]	[5.00]	[4.25]

2

Part 1:  Some Defined Terms and Measures

1.1. Attained Age.

A person’s Attained Age on any date is that person’s age as of his or her last birthday as of that date.

1.2. Annuitant.

“Annuitant” means the Annuitant as defined in the Contract.

1.3. Joint Annuitant.

If You elect a Joint Life Option under this Rider, the Joint Annuitant is the Annuitant’s married spouse (see 3.3.2.2 Joint Life Option).

1.4. Activation Date.

The Activation Date is the date when benefits begin to accrue under this Rider.

Unless You choose an earlier date, the Activation Date will be the Monthly Transaction Date coincident with or following the later of:

•                  the end of the Contract’s Right to Examine period; and

•                  the date when the Annuitant’s Attained Age reaches the Automatic Activation Age.

The Automatic Activation Age is shown on Rider Coverage Page 1.

You may select an earlier Activation Date if all of the following requirements are met:

•                  the Annuitant’s Attained Age on the Issue Date is less than the Automatic Activation Age; and

•                  You notify Us in writing no less than 10 Valuation Days prior to the desired Activation Date; and

•                  the Contract’s Right to Examine period ends before the desired Activation Date; and

•                  the day of the desired Activation Date is a Monthly Transaction Date; and

•                  the Annuitant’s Attained Age on the desired Activation Date is no less than the Minimum Activation Age.

The Minimum Activation Age is shown on Rider Coverage Page 1.

Any loans taken from the Contract must be repaid in full prior to the Activation Date or this Rider will terminate and no Rider Benefits will be payable (see 7.1. Automatic Termination).   You may not take any new loans from the Contract on or after the Activation Date while this Rider is in effect.

1.5. Election Date.

The Election Date is the date withdrawal benefits begin under this Rider.

You may select the Election Date if all of the following requirements are met:

•                  You notify Us in writing no less than 10 Valuation Days prior to the desired Election Date; and

•                  the desired Election Date is a Quarterly Transaction Date; and

•                  the Election Waiting Period, as measured from the Activation Date, ends before the desired Election Date; and

•                  the Annuitant’s Attained Age (or if You choose the Joint Life Option, the Attained Age of the younger of the Annuitant and the Joint Annuitant) on the desired Election Date is no less than the Minimum Election Age; and

•                  the Guaranteed Withdrawal Payment on the desired Election Date is at least $100; and

•                  a withdrawal is permitted from the Contract on the desired Election Date under applicable laws and regulations.

The Election Waiting Period and Minimum Election Age are shown on Rider Coverage Page 1.

Unless You choose an earlier date, the Election Date will be the Quarterly Transaction Date immediately preceding or coincident with the Freedom Date.

1.6. Freedom Date.

The Freedom Date is the July 4 coincident with or following the later of:

•                  the earliest date when the Annuitant’s Attained Age (or the Attained Age of the younger of the Annuitant and the Joint Annuitant if You choose the Joint Life Option) equals the Minimum Freedom Age; and

•                  the end of the Minimum Freedom Period, as measured from the Activation Date.

The Minimum Freedom Age and Minimum Freedom Period are shown on Rider Coverage Page 1.

1.7. The Deferral Period.

Prior to the Election Date, the Rider is said to be in the Deferral Period.

1.8. The Withdrawal Period.

On and subsequent to the Election Date, the Rider is said to be in the Withdrawal Period.  Once the Withdrawal Period begins, the Rider may not re-enter the Deferral Period.  The Withdrawal Period ends when the Rider terminates.

1.9. Calculation Bases

The Calculation Bases are calculated amounts used in the determination of Rider benefits and charges. The Calculation Bases exist only during the period beginning on the Activation Date and continuing through the remaining Deferral Period and during the Withdrawal Period until the earlier of the Freedom Date and the date the Accumulation Value allocated to the Target Volatility Account is reduced to zero. The Calculation Bases are not values to which You have access.

1.9.1.                  The Benefit Calculation Base.

The Benefit Calculation Base at any time on or after the Activation Date and until the Freedom Date is the greater of the Rollup Calculation Base and the Ratchet Calculation Base.

1.9.2.                  The Rollup Calculation Base.

Beginning on the Activation Date, and at any time during the remainder of the Deferral Period, the Rollup Calculation Base equals the sum of the Rollup Calculation Base Segments (Rollup Segments).  The Rollup Segments are accumulated at the Rollup Rate(s) and reduced by any withdrawals from the Target Volatility Account (see 2.4.3. Calculation of the Rollup Calculation Base).

Beginning on the Election Date, the Rollup Segments are no longer calculated separately.  Thereafter, the Rollup Calculation Base is equal to the Rollup Calculation Base on the Election Date, less reductions for any Excess Withdrawals (see 3.4. Excess Withdrawals).

1.9.3.                  The Ratchet Calculation Base.

The Determination Dates for the Ratchet Calculation Base are the Activation Date and the Quarterly Transaction Dates after the Activation Date and prior to the Freedom Date while the Ratchet Calculation Base exists.  Prior to the Election Date, the Ratchet Calculation Base is reduced when You make a withdrawal from the Target Volatility Account (see 2.4.4. Calculation of the Ratchet Calculation Base).

During the Withdrawal Period, the Ratchet Calculation Base is reduced for Excess Withdrawals (see 3.4. Excess Withdrawals).

1.10.Cumulative GWP Amount

The Cumulative GWP Amount is a calculated amount that exists only during the period beginning on the Election Date and ending on the earlier of the Freedom Date and the date the Accumulation Value allocated to the Target Volatility Account is reduced to zero.  The Cumulative GWP Amount is not a value to which You have access.  On each Quarterly Transaction Date during that period, the Cumulative GWP Amount equals the sum of all quarterly Guaranteed Withdrawal Payment amounts prior to and including that date, reduced proportionally for any Excess Withdrawals (see 3.4. Excess Withdrawals).  Any such reductions will be in the same proportion the Excess Withdrawal reduces the Accumulation Value allocated to the Target Volatility Account at the time of the Excess Withdrawal.

Part 2: The Deferral Period

2.1. General.

This section of the Rider details how the Rider operates in conjunction with the Contract prior to the Election Date.

2.2. Purchase Payments and Allocation.

The following applies to Purchase Payments while this Rider is in effect:

•                  Purchase Payments that We receive prior to and during the Rider Allocation Period may be allocated to the Target Volatility Account, subject to the terms of the Contract and this Rider.  We may choose, on a non-discriminatory basis, to not allow the allocation of Purchase Payments to the Target Volatility Account after the Activation Date.  You may not allocate any portion of a Purchase Payment to the Target Volatility Account if We receive it after the Rider Allocation Period.  You may not allocate any portion of a Purchase Payment to the Target Volatility Account if We receive it less than three Valuation Days prior to the Election Date.

•                  The Rider Allocation Period begins on the Activation Date and ends on the Election Date if it has not previously ended. The Rider Allocation Period will end at the later of the end of the Maximum Rider Allocation Period, as measured from the Activation Date, and the anniversary of the Activation Date when the Annuitant’s Attained Age equals the Maximum Rider Allocation Age.  The Maximum Rider Allocation Period and the Maximum Rider Allocation Age are shown on Rider Coverage Page 1.

•                  The Minimum Rider Allocation Percentage is the minimum portion that must be allocated to the Target Volatility Account of each Purchase Payment made prior to or during the Rider Allocation Period and prior to three Valuations Days before the Election Date.  The Minimum Rider Allocation Percentage is shown on Rider Coverage Page 1.

•                  If the Annuitant’s Attained Age on the Issue Date is greater than or equal to the Minimum Activation Age and the Activation Date is the earliest possible Activation Date, then any Net Purchase Payment or portion thereof designated for allocation to the Target Volatility Account will initially be allocated to the Money Market Holding Account.

•                  After the Activation Date, any Net Purchase Payment or portion thereof designated for allocation to the Target Volatility Account will initially be allocated to the Money Market Holding Account.

•                  On each Monthly Transaction Date, We will transfer a portion of the Accumulation Value allocated to the Money Market Holding Account to the Target Volatility Account.  The portion is the amount that is attributable to Net Purchase Payments We received at least three Valuation Days prior to the Monthly Transaction Date.

2.3. Prior to the Activation Date.

2.3.1.                  Transfers Among Accounts.

Subject to the terms of the Contract, transfers to and from the Subaccounts of the Target Volatility Account are allowed prior to the Activation Date, to the extent the percentage of Accumulation Value allocated to the Target Volatility Account after the transfer is not less than the Minimum Rider Allocation Percentage.  Accumulation Value allocated to the Target Volatility Account is not included in any automatic rebalancing program.

2.3.2.                  Withdrawals.

You may make withdrawals during this period subject to the terms of the Contract and the following.  Any such withdrawals will be taken first from the Accumulation Value allocated to accounts other than the Target Volatility Account, and then from Accumulation Value allocated to the Target Volatility Account, but from the Target Volatility Account only to the extent the withdrawal amount exceeds the Accumulation Value in all other accounts immediately prior to processing the withdrawal.

2.4. On or After the Activation Date and Before the Election Date.

2.4.1.                  Transfers Among Accounts.

No transfers are allowed from a Subaccount of the Target Volatility Account on or after the Activation Date.  We may choose, on a non-discriminatory basis, to not allow transfers to a Subaccount of  the Target Volatility Account after the Activation Date.  Transfers to the Target Volatility Account may be requested until three Valuation Days prior to the end of the Rider Allocation Period.  Such transfers will be effective on the next Monthly Transaction Date following the date of Your transfer request if We receive Your transfer request at least three Valuation Days prior to the next Monthly Transaction Date, otherwise the transfer will be effective on the subsequent Monthly Transaction Date.  Accumulation Value allocated to the Target Volatility Account is not included in any automatic rebalancing program.

2.4.2.                  Withdrawals.

You may make withdrawals during this period subject to the terms of the Contract and the following.  Any such withdrawals will be taken first from the Accumulation Value allocated to accounts other than the Target Volatility Account, and then from Accumulation Value allocated to the Target Volatility Account, but from the Target Volatility Account only to the extent the withdrawal amount exceeds the Accumulation Value in all other accounts immediately prior to processing the withdrawal. All amounts withdrawn from the Accumulation Value allocated to the Target Volatility Account during this period are subject to Withdrawal Charges and reduce Rider Benefits, except to the extent they are a withdrawal of the Required Minimum Distribution.  Consequently, the Free Withdrawal Amount and Cash Value may be reduced during this period.

2.4.3.                  Calculation of the Rollup Calculation Base.

2.4.3.1.        Rollup Segments.

The initial Rollup Segment is established on the Activation Date.  Thereafter, new Rollup Segments are established whenever allocations of Accumulation Value are made to the Target Volatility Account.  A Rollup Segment at any time is equal to:

•                  the newly allocated portion of the Accumulation Value allocated to the Target Volatility Account;

•                  minus amounts deducted from the Rollup Segment due to a withdrawal from the Accumulation Value allocated to the Target Volatility Account;

all accumulated daily at the Rollup Segment’s applicable Rollup Rate.

2.4.3.2.        Rollup Rates.

We declare a Rollup Rate for each Rollup Segment when it is established.  Rollup Rates applicable to Rollup Segments established on different dates may differ from each other.  Rollup Rates that We declare will be no less than the Minimum Rollup Rate.  The Rollup Rate for a Rollup Segment will apply during the Deferral Period until the end of Maximum Rollup Period, as measured from the date the Rollup Segment is established.  After the Maximum Rollup Period, the Rollup Rate for a Rollup Segment will be zero.  Rollup Rates are annual simple growth rates applied daily.  The Minimum Rollup Rate and the Maximum Rollup Period are shown on Rider Coverage Page 1.

2.4.3.3.        Reductions to the Rollup Calculation Base.

When a withdrawal is made from the Accumulation Value allocated to the Target Volatility Account during this period, We will reduce the Rollup Calculation Base in the same proportion as the Accumulation Value allocated to the Target Volatility Account is reduced by the withdrawal.  Each Rollup Segment will be reduced in the same proportion to accomplish the reduction.

2.4.4.                  Calculation of the Ratchet Calculation Base.

On the Activation Date, the Ratchet Calculation Base is equal to the Accumulation Value allocated to the Target Volatility Account as of that date, after deduction of any Contract Charges.  On each Quarterly Transaction Date after the Activation Date during the Deferral Period, the Ratchet Calculation Base is set equal to the greater of (a) and (b), where:

(a)         is the Accumulation Value allocated to the Target Volatility Account as of the previous Determination Date after deduction of any Contract Charges and Rider Charges and reduced for any withdrawals since the previous Determination Date; and

(b)         is the Ratchet Calculation Base as of the previous Determination Date reduced for any withdrawals from the Target Volatility Account made since the previous Determination Date.

Any such reductions applicable to (a) and (b) will be in the same proportion the withdrawal reduces the Accumulation Value allocated to the Target Volatility Account at the time of the withdrawal.

Part 3: The Withdrawal Period

3.1. General.

This section of the Rider details how, when, and the extent to which Rider withdrawal benefits are paid.  We make all such benefit payments directly to You unless You direct Us otherwise.

You may not allocate Purchase Payments or transfers to Subaccounts of the Target Volatility Account during the Withdrawal Period prior to the Freedom Date.

3.2. Guaranteed Withdrawal Payment.

The Guaranteed Withdrawal Payment is the annual Guaranteed Lifetime Withdrawal Benefit under this Rider until the death of the Annuitant (or until the death of the survivor of the Annuitant and the Joint Annuitant, if applicable).  The Guaranteed Withdrawal Payment is available only in quarterly or monthly installments. The Guaranteed Withdrawal Payment is determined on the Election Date and on each Quarterly Transaction Date thereafter until the earlier of the Freedom Date and the date the Accumulation Value allocated to the Target Volatility Account is reduced to zero, after which time the last determined Guaranteed Withdrawal Payment amount will continue to apply while this Rider is in effect.

On the Election Date and each subsequent Quarterly Transaction Date, We will pay You one-fourth of the Guaranteed Withdrawal Payment.  We will treat such amounts as withdrawals from the Accumulation Value allocated to the Target Volatility Account to the extent there is sufficient value in those Subaccounts.

If You want to receive Guaranteed Withdrawal Payments on a different date or in monthly installments, then You must agree in writing to have the Guaranteed Withdrawal Payments automatically transferred to the Money Market Distribution Account.  If We receive Your written consent prior to the Election Date, then:

•                  On the Election Date and each subsequent Quarterly Transaction Date prior to the Freedom Date, if there is sufficient Accumulation Value allocated to the Target Volatility Account, We will transfer an amount equal to one-fourth of the Guaranteed Withdrawal Payment from the Target Volatility Account to the Money Market Distribution Account.  To accomplish such transfers, the amount transferred from each Subaccount of the Target Volatility Account will be in proportion to the allocation of the Accumulation Value to each Subaccount of the Target Volatility Account.  If the Accumulation Value allocated to the Target Volatility Account on any such date is less than one-fourth of the Guaranteed Withdrawal Payment, the entire amount of Accumulation Value allocated to the Target Volatility Account will be transferred to the Money Market Distribution Account and thereafter such transfers will cease.

•                  You may choose to receive the Guaranteed Withdrawal Payment in quarterly or monthly installments. The amount of the quarterly or monthly installment is the Guaranteed Withdrawal Payment divided by four (4) or twelve (12), respectively.  Installments must begin within 30 days of the Election Date. On each date that We pay You an installment of the Guaranteed Withdrawal Payment, the Accumulation Value allocated to the Money Market Distribution Account, if any, will be reduced by the amount of the installment, up to the amount of Accumulation Value allocated to the Money Market Distribution Account. If applicable, payment of the last installment of each quarterly portion of the Guaranteed Withdrawal Payment will include any positive excess of the Accumulation Value allocated to the Money Market Distribution Account over such Guaranteed Withdrawal Payment installment at the time of payment, and the Accumulation Value allocated to the Money Market Distribution Account will be reduced to zero.

We reserve the right to require proof that the Annuitant (and Joint Annuitant, if applicable) is (are) still living on each date We are scheduled to pay an installment of the Guaranteed Withdrawal Payment.

3.3. Calculation of Benefit Payments.

3.3.1.      Calculation of the Initial Guaranteed Withdrawal Payment.

The Guaranteed Withdrawal Payment on the Election Date equals (a) times (b) where:

(a)         is the Benefit Calculation Base on the Election Date; and

(b)         is the applicable Guaranteed Withdrawal Percentage from the table of such percentages established on the Activation Date.  The applicable Guaranteed Withdrawal Percentage will not be less than the corresponding Minimum Guaranteed Withdrawal Payment Percentage shown on Rider Coverage Page 1.

The appropriate column for the Guaranteed Withdrawal Percentage is determined by Your choice of either a single-life payout or a joint-life payout.  The appropriate row for the Guaranteed Withdrawal Percentage is determined by the Attained Age of the Annuitant (or the Attained Age of the younger of the Annuitant and the Joint Annuitant, if applicable).

3.3.2.      Single Life versus Joint Life Options.

3.3.2.1.  Single Life Option.

You may choose, at the beginning of the Withdrawal Period, to have the Guaranteed Withdrawal Payment based on the life of the Annuitant only.  Under this option, the Guaranteed Withdrawal Payment is guaranteed to be available until the death of the Annuitant, subject to the terms of this Rider.

3.3.2.2.  Joint Life Option.

The Joint Life option is not available if the Contract has been continued by a spouse as provided in the Death Benefit provision of the Contract.  The Joint Life option is not available to a non-spousal beneficiary using inherited account options (as may be defined and permitted under Internal Revenue Code) for payment of the Contract’s Death Benefit.

You may choose, at the beginning of the Withdrawal Period, to have the Guaranteed Withdrawal Payment based on the lives of the Annuitant and the Joint Annuitant, provided one of the following is true:

•                  You are a natural person and either You or Your spouse is the Annuitant; or

•                  You are Joint Owners, You are married spouses, and one of You is the Annuitant; or

•                  The Owner of the Contract is a qualified retirement plan.

If You elect a Joint Life Option, then the following apply.

•                  The naming of a Contingent Annuitant is voided.

•                  The Beneficiary of the Contract shall be the Joint Annuitant for as long as both the Annuitant and Joint Annuitant are living, if allowed by applicable law and regulation.

•                  The Guaranteed Withdrawal Payment is guaranteed to be available until the death of the survivor of the Annuitant and the Joint Annuitant, subject to the terms of this Rider.

•                  The percentage from the Guaranteed Withdrawal Percentage Table is taken from the column for the appropriate Joint Life Option and is based on the Attained Age of the younger of the Annuitant and the Joint Annuitant.

3.4.  Excess Withdrawals.

An Excess Withdrawal is a withdrawal taken from the Target Volatility Account during the Withdrawal Period and prior to the Freedom Date except to the extent it is an installment of the Guaranteed Withdrawal Payment or a withdrawal of the Required Minimum Distribution.  If any portion of a withdrawal is an Excess Withdrawal, such Excess Withdrawal will reduce or may eliminate future Guaranteed Withdrawal Payments according to the provisions of this Rider.

Each Excess Withdrawal made during the Withdrawal Period will be subject to Withdrawal Charges as defined in the Contract. The Guaranteed Withdrawal Payment, the Cumulative GWP Amount, the Rollup Calculation Base, and the Ratchet Calculation Base will be reduced by the ratio of each Excess Withdrawal to the Accumulation Value allocated to the Target Volatility Account immediately prior to such Excess Withdrawal.  Any Excess Withdrawal can reduce future benefits by more than the dollar amount of the Excess Withdrawal.

3.5.  Withdrawals and Transfers Before the Freedom Date.

During the Withdrawal Period and before the Freedom Date, withdrawals from the Money Market Distribution Account will not be subject to the limits on minimum Partial Withdrawals and on required minimum values remaining in the Contract after Partial Withdrawals that may be imposed by the Contract’s Partial Withdrawals provision.  However, withdrawals and transfers You make from the Money Market Distribution Account during the Withdrawal Period and before the Freedom Date will also be considered and treated as Guaranteed Withdrawal Payment installments to the extent applicable, and as such will reduce the payments that We would otherwise make under this Rider.

Withdrawals during this period, other than installments of the Guaranteed Withdrawal Payment, are first made from the Accumulation Value allocated to all accounts other than the Target Volatility Account and the Money Market Distribution Account, in proportion to the Accumulation Value allocated to those accounts, and to the extent there is sufficient Accumulation Value allocated to those accounts.  Any insufficiency will then be withdrawn from the Subaccounts of the Target Volatility Account, in proportion to the Accumulation Value allocated to those Subaccounts, and to the extent there is sufficient Accumulation Value allocated to the Target Volatility Account.  To the extent any such amounts are withdrawn from the Accumulation Value allocated to the Target Volatility Account, they may be treated as Excess Withdrawals.

During this period, You may not transfer Accumulation Value to the Money Market Distribution Account or from the Subaccounts of the Target Volatility Account, and the Accumulation Value allocated to these accounts is not included in any automatic rebalancing program.

3.6.  The Ratchet Calculation Base.

On each Quarterly Transaction Date during the Withdrawal Period until the Freedom Date and while the Accumulation Value allocated to the Target Volatility Account is greater than zero, the Ratchet Calculation Base is set equal to the greater of (a) and (b), where:

(a)         is the Accumulation Value allocated to the Target Volatility Account as of the previous Determination Date after deduction of any Contract Charges and Rider Charges and reduced for any Excess Withdrawals since the previous Determination Date, plus the Cumulative GWP Amount as of the previous Determination Date reduced for any Excess Withdrawals since the previous Determination Date; and

(b)         is the Ratchet Calculation Base as of the previous Determination Date reduced for any Excess Withdrawals from the Target Volatility Account made since the previous Determination Date.

Any such reductions applicable to (a) and (b) will be in the same proportion the Excess Withdrawal reduces the Accumulation Value allocated to the Target Volatility Account at the time of the Excess Withdrawal.

3.7. Guaranteed Withdrawal Payment Step-Up.

On each Quarterly Transaction Date during the Withdrawal Period until the Freedom Date and while the Accumulation Value allocated to the Target Volatility Account is greater than zero, We will increase the Guaranteed Withdrawal Payment by the Step-Up Adjustment.

The Step-Up Adjustment equals (a) times (b), minus (c), but not less than zero, where:

(a)              is the Benefit Calculation Base;

(b)              is the Guaranteed Withdrawal Percentage applied on the Election Date; and

(c)               is the Guaranteed Withdrawal Payment.

3.8.  Withdrawals and Transfers On or After the Freedom Date.

On or after the Freedom Date, withdrawals from the Money Market Distribution Account will not be subject to the limits on minimum Partial Withdrawals and on required minimum values remaining in the Contract after Partial Withdrawals that may be imposed by the Contract’s Partial Withdrawals provision.  However, withdrawals and transfers You make from the Money Market Distribution Account on or after the Freedom Date will also be considered and treated as Guaranteed Withdrawal Payment installments to the extent applicable, and as such will reduce the payments that We would otherwise make under this Rider.

Withdrawals during this period, other than installments of the Guaranteed Withdrawal Payment, are first made from the Accumulation Value allocated to all accounts other than the Money Market Distribution Account, in proportion to the Accumulation Value allocated to those accounts, and to the extent there is sufficient Accumulation Value allocated to those accounts.

On or after the Freedom Date, if the Accumulation Value in the Target Volatility Account is positive, and subject to the terms of the Contract, You may do one or more of the following without affecting the Guaranteed Withdrawal Payment:

•                  You may withdraw all or a portion of the Accumulation Value allocated to the Target Volatility Account.

•                  You may transfer all or a portion of the Accumulation Value allocated to the Subaccounts of the Target Volatility Account to any other Subaccount(s) available under the Contract at that time.

•                  You may annuitize all or a portion of the Accumulation Value allocated to the Target Volatility Account.

Part 4:  Impact of a Change in the Annuitant

4.1.  Prior to the Activation Date.

If the Owner, the Joint Owner, or the Annuitant dies prior to the Activation Date and the Contract is continued with a successor Annuitant whose Attained Age is no more than 75 at the time he or she becomes the Annuitant, then all Rider benefits will be based on the successor Annuitant.  Otherwise, if such successor Annuitant’s Attained Age is 76 or greater at the time he or she becomes the Annuitant, the Rider will terminate.

4.2. On or after the Activation Date, Prior to the Election Date.

If the Owner, the Joint Owner, or the Annuitant dies on or after the Activation Date but prior to the Election Date and the Contract is continued with a successor Annuitant, the Rider will terminate.

4.3.  During the Withdrawal Period — Single Life Option.

If:

•                  the Owner, the Joint Owner, or the Annuitant dies during the Withdrawal Period; and

•                  the Guaranteed Withdrawal Payment is based on a Single Life Option; and

•                  the Contract is continued with a successor Annuitant,

then the Rider will terminate.

4.4.  During the Withdrawal Period — Joint Life Option.

If:

•                  the Owner, the Joint Owner, or the Annuitant dies during the Withdrawal Period; and

•                  the Guaranteed Withdrawal Payment is based on a Joint Life Option; and

•                  the Contract is continued with a successor Annuitant,

then Rider benefits and Rider Charges continue, as defined in this Rider, until the successor Annuitant dies or the Contract or Rider otherwise terminates.  All adjustments to the Guaranteed Withdrawal Payment continue as defined in this Rider.

Part 5:  Impact of Divorce

5.1. Division of the Contract.

If the Contract is divided due to divorce, the Rider will terminate.

5.2. Joint Ownership.

In joint Owners divorce, You must provide written notice of the divorce to Us.  If the former spouses remain as joint Owners, the Rider will terminate.

5.3. Joint Life Option.

If the Guaranteed Withdrawal Payment is based on a Joint Life Option and the Annuitant and the Joint Annuitant divorce, the Rider will terminate.

Part 6:  Rider Charges

6.1.  Rider Charges.

While this Rider is in effect, We make charges for this Rider, called the Rider Charges, deducting them from the Accumulation Value allocated to the Target Volatility Account.

6.2.  Determination.

The Rider Charge is determined and deducted on each Quarterly Transaction Date during the period starting on the Activation Date and ending on the Freedom Date.  The Rider Charge equals the Rider Charge Rate, divided by 4 (four), times the Benefit Calculation Base, before the effect of any Partial Withdrawals taken that day.

The Rider Charge Rate is declared on the Activation Date and will not change while this Rider is in effect.  The Rider Charge Rate will not exceed the Maximum Rider Charge Rate shown on Rider Coverage Page 1.

6.3.  Allocation of Charges to the Accumulation Value.

Rider charges are deducted from the Accumulation Value allocated to the Target Volatility Account, from each Subaccount of the Target Volatility Account, in proportion to the Accumulation Value allocated to the Target Volatility Account in each such Subaccount at the time of deduction.

6.4  Waiver of Annual Contract Fee and Transfer Charges

The Annual Contract Fee under the terms of the Contract will be waived if it becomes due on or after the Activation Date and while this Rider is in effect.

No Transfer Charge will be imposed, nor will a debit be made against the maximum number of free transfers allowed each Contract Year, for the transfer of Accumulation Value involving the Target Volatility Account, the Money Market Holding Account, and the Money Market Distribution Account on or after the Activation Date and while this Rider is in effect.

Part 7:  Termination

7.1. Automatic Termination.

This Rider will automatically terminate at the earliest of the following events:

•                  the termination of the Contract under its provisions

•                  except if:

this Rider is in the Deferral Period and the Contract would otherwise terminate as a result of the Accumulation Value allocated to the Target Volatility Account becoming zero after the Activation Date for any reason other than a withdrawal, or this Rider is in the Withdrawal Period and the Contract would otherwise terminate as a result of a withdrawal that is not considered an Excess Withdrawal,

•                  in which case:

the Contract and Rider will remain in force until

•                  the death of the Annuitant, if there is no Joint Annuitant, or

•                  the latter death of the Annuitant and the Joint Annuitant,

at which time the Contract and Rider will both terminate.

•                  an Excess Withdrawal, results in the Accumulation Value allocated to the Target Volatility Account being zero; or

•                  the Contract is assigned or the Owner is changed without prior approval of the Company; or

•                  any death benefits under the Contract are paid upon Your death or the Annuitant’s death; or

•                  the Owner’s spouse or the Contingent Annuitant becomes the Annuitant prior to the Activation Date and his or her Attained Age is 76 or greater at the time he or she becomes the Annuitant; or

•                  the Owner’s spouse or the Contingent Annuitant becomes the Annuitant on or after the Activation Date but prior to the Election Date; or

•                  the Owner’s spouse or the Contingent Annuitant becomes the Annuitant during the Withdrawal Period under the Single Life Option; or

•                  the Contract is divided due to divorce; or

•                  the joint Owners divorce and remain as joint Owners; or

•                  the Annuitant and the Joint Annuitant divorce; or

•                  You exercise Your right to receive a periodic income under the Annuity Benefits provision or the Cash Value provision of the Contract; or

•                  there is an outstanding Contract loan on what would otherwise be the Activation Date.

7.2. Cancellation.

Prior to the Activation Date, You may cancel this Rider at any time.  On or after the Activation Date, You may cancel this Rider at any time after completion of the Cancellation Period shown on Rider Coverage Page 1 and  measured from the Activation Date.  You must notify Us in writing at least thirty (30) days prior to the desired cancellation date.  On the cancellation date, the Rider will terminate, and

•                  no future benefits will be payable under the Rider;

•                  no future Annual Contract Fees will be waived by the Rider; and

•                  no future Rider Charges will be made.

We will not reinstate the Rider after You have cancelled it.

Signed for National Life Insurance Company by

Secretary